Exhibit 99.1

For Immediate Release	News Announcement

Cinemark USA, Inc. Announces Commencement of Cash Tender Offer for Any and All of Cinemark USA,

Inc.’s 5.125% Senior Notes due 2022

PLANO, Texas – March 4, 2021— Cinemark Holdings, Inc. (NYSE:CNK) (the “Company”) announced today that its wholly-owned subsidiary, Cinemark USA, Inc. (“Cinemark USA”), has commenced a cash tender offer to purchase any and all of Cinemark USA’s 5.125% Senior Notes due 2022 (the “notes”). As of March 4, 2021, Cinemark USA had $400,000,000 aggregate principal amount of notes outstanding.

The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of March 4, 2021, and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on March 11, 2021, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”).

Holders of the notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive total cash consideration of $1,002.70 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on March 16, 2021. Tendered notes may be withdrawn at any time at or prior to the Expiration Time. Cinemark USA reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including Cinemark USA’s completion of one more or more debt financing transactions in an amount that is sufficient to fund the purchase of the notes validly tendered and accepted for purchase pursuant to the tender offer and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase, related letter of transmittal and notice of guaranteed delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 317-8033 (toll-free) or for banks and brokers, at (212) 232-3233 (Banks and Brokers only), by e-mail at cnk@dfking.com or at the following web address: www.dfking.com/cinemark

Persons with questions regarding the tender offer should contact the dealer manager: Wells Fargo Securities, LLC, Collect: (704) 410-4756, Toll-Free by telephone at (866) 309-6316.

None of the Company, Cinemark USA, the dealer manager, the tender offer agent, the information agent or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their notes and, if so, the principal amount of notes to tender.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, and does not constitute a redemption notice for any securities. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal.

About Cinemark:

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 531 theatres with 5,958 screens in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the movie-going experience.

Contact:

Chanda Brashears

VP Investor Relations and Corporate Communications

(972) 665-1671

cbrashears@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and speak only as of the date hereof. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to the tender offer, the source of funds for the tender offer, future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment, and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and difficult to predict, including, among others, the impacts of COVID-19. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in, or incorporated by reference to, Cinemark Holdings’s Annual Report on Form 10-K filed February 26, 2021. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. These forward-looking statements speak only as of the date hereof and we undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.